UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 15, 2012

Frontier Communications Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600
(Registrant’s telephone number, including area code)

_________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2012, the Company’s Compensation Committee, in consultation with the other non-management directors of the Company’s Board of Directors and the Committee’s independent executive compensation consultant, adopted the new Frontier Long-Term Incentive Plan (the “LTIP”) in order to further align the interests of our stockholders and our executives.  The Compensation Committee believes the use of LTIP awards as a component of compensation is consistent with best practices, balancing the focus on short- and long-term financial performance and reinforcing the Company’s performance culture by subjecting a portion of targeted compensation to long-term performance and taking into account the performance of the Company’s stock relative to a peer group, all as more fully discussed below.  The Company’s existing long-term incentive plan has been inactive since 2009, and no awards have been paid out under that plan since its adoption in 2008.  The LTIP is designed to incent and reward the Company’s senior executives if they achieve operating cash flow goals over three-year performance periods (“Measurement Periods”), and specified relative levels of Total Shareholder Return over the three-year periods.  LTIP awards will be granted in the form of performance shares.  The LTIP is offered under the Company’s 2009 Equity Incentive Plan and participants consist of senior vice presidents and above, including the named executive officers.  Like the Company’s restricted stock awards, which are granted based on prior year performance and then time-vested, LTIP awards have both performance and time-vesting conditions.

With the introduction of LTIP awards in 2012, restricted stock award targets were reduced to maintain current targeted compensation level and mix.  Restricted stock awards will comprise approximately 75% and LTIP awards will comprise approximately 25% of total annual target equity compensation value, except in certain cases where an executive’s total compensation is below the 50% percentile or as otherwise approved by the Compensation Committee.

Beginning in 2012, during the first 90 days of a three-year Measurement Period, a target number of performance shares will be awarded to each LTIP participant with respect to the Measurement Period.  The performance metrics under the LTIP are (1) annual targets for operating cash flow based on a goal set during the first 90 days of each year in the three-year Measurement Period and (2) an overall performance “modifier” set during the first 90 days of the Measurement Period, based on the Company’s total return to stockholders (i.e., Total Shareholder Return or “TSR”) relative to the Diversified Telecommunications Services Group (GICS Code 501010) for the three-year Measurement Period.  LTIP awards will be paid out in the form of common stock shortly following the end of the three-year Measurement Period.  Operating cash flow performance will be determined at the end of each year and the annual results will be averaged at the end of the three-year Measurement Period to determine the preliminary number of shares earned under the LTIP award.

For the 2012-2014 Measurement Period, the Compensation Committee determined that the payout of each participant’s LTIP award can be from 0%, for below-threshold performance, to 130%, for outstanding performance.  Additionally, the Compensation Committee set a minimum average-performance threshold of 70% of targeted operating cash flow and a maximum average-performance limit of 130%.  Average operating cash flow performance between these ranges will be interpolated on a straight-line basis.  The TSR performance measure adds another performance threshold and is applied to decrease or increase payouts based on the Company’s three-year relative TSR performance (earned shares will be reduced 25% for 25th percentile or less relative TSR performance, no change to earned shares for 50th percentile relative TSR performance, and earned shares will be increased 25% for 75th percentile and above relative TSR performance).  Relative TSR performance between these ranges will be interpolated on a straight-line basis.  As a result, depending on the average annual operating cash flow results over the three-year Measurement Period and the three-year relative TSR performance, executives will receive shares of common stock at the end of the 2012-2014 Measurement Period ranging from 0% to 162.5% (130% of the maximum performance award increased by 25% for 75th percentile or above relative TSR performance) of the number of performance shares awarded.  Shares awarded under the LTIP are intended to be “qualified performance-based compensation” for tax purposes pursuant to Section 162(m).

Dividends on performance shares will be accrued and paid out at the end of the three-year Measurement Periods only with respect to the performance shares that are earned by the participant.

On February 15, 2012, the Compensation Committee granted performance shares under the LTIP for each of the Company’s current named executive officers for the 2012-2014 Measurement Period, as set forth below, and set the performance goals for the first year in that Measurement Period.  Amounts set forth below are equal to 100% of the performance shares awarded under the LTIP for the named executive officers.  Actual amounts earned will be subject to increase or decrease (including forfeiture of the entire award) as set forth above.  An executive must maintain a satisfactory performance rating during the Measurement Period and must be employed by the Company at the end of the three-year Measurement Period in order for the award to vest.  The Compensation Committee will determine the number of shares earned for the 2012-2014 Measurement Period in February 2015.

Name	Performance Shares Awarded Under LTIP (#)
Maggie Wilderotter, Chairman, President and Chief Executive Officer	237,248
Donald Shassian, Executive Vice President and Chief Financial Officer	118,624
Daniel McCarthy, Executive Vice President and Chief Operating Officer	88,968
Cecilia McKenney, Executive Vice President, Human Resources and Call Center Sales & Service	44,484
Kathleen Abernathy, Chief Legal Officer and Executive Vice President, Regulatory and Government Affairs	44,484

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: February 22, 2012	By:/s/ Nancy S. Rights
Nancy S. Rights
Senior Vice President, Deputy General Counsel &
Secretary